UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

INFORMATION SYSTEMS ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Florida	333-142429	65-049317
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

819 SW Federal Highway Stuart, FL	34994
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 403-2992

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2012, Information Systems Associates, Inc. (the “Company”) appointed Adrian Goldfarb as President and Chief Financial Officer, effective July 1, 2012.  In connection with Mr. Goldfarb’s appointment, Joseph Coschera resigned as Chief Financial Officer but will remain Chief Executive Officer. Mr. Goldfarb has served as a director of the Company since May 2010.  Since February 11, 2008, Mr. Goldfarb has been the Chief Financial Officer of Ecosphere Technologies, Inc.  On May 12, 2012, Mr. Goldfarb ceased being a full-time employee of Ecosphere and has since been serving as the Chief Financial Officer on a consulting basis. From December 2007 until December 19, 2008, Mr. Goldfarb was the President of WSR Consulting, Inc., which we refer to as “WSR,” a consulting services company. From February 11, 2008 through December 20, 2008, WSR also provided Chief Financial Officer services to Ecosphere and Mr. Goldfarb was a consultant. Beginning December 20, 2008, he became a full-time employee of Ecosphere when he resigned from his position as President of WSR Consulting.  Mr. Goldfarb has more than 30 years’ experience in a number of different technology companies, including IBM and a subsidiary of Fujitsu.  Mr. Goldfarb was also Managing Director of WSI Europe, a division of the Weather Channel from 1998 until 2002.  From June 2002 to December 2007, Mr. Goldfarb served on the Board of Directors of MOWIS GmbH, a Weather Technology Media company. He also was interim Chief Financial Officer where he led the management team in securing seed capital, government grants and loans and bank guarantees. Mr. Goldfarb has been a director of GelStat Corp since April 2008.  Mr. Goldfarb is 55 years old.  The Compensation Committee is currently negotiating a compensation package for Mr. Goldfarb.

Also on June 26, 2012, Loire Lucas resigned as both a vice-president and director and Michael Hull was appointed as a director of the Company.  In connection with his appointment, Mr. Hull will assume the role of Audit Committee Chairman, a position previously held by Mr. Goldfarb. Also, the Company appointed J. Michael Reisert, a current director of the Company, as the Compensation Committee Chairman.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Information Systems Associates, Inc.

Date: July 9, 2012 By:

/s/ Joseph P. Coschera

Name: Joseph P. Coschera

Title: Chief Executive Officer